Consent of Independent Certified Public Accountants


We have issued our report dated January 15, 1999 accompanying the consolidated financial statements of National Penn Bancshares, Inc. and subsidiaries appearing in the 1998 Annual Report of the Company to its shareholders and included in Form 10-K for the year ended December 31, 1998 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


                                            GRANT THORNTON LLP

Philadelphia, Pennsylvania
September 21, 1999